EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The registrant is the parent company of Dollar Tree Distribution, Inc., a distribution and warehousing company, Dollar Tree Management, Inc., a management services company, and Greenbrier International, Inc, a sourcing company. Dollar Tree Distribution, Inc. and Dollar Tree Management, Inc. are both Virginia companies. Greenbrier International, Inc. is a Delaware company. Certain other subsidiaries are not included because, when considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary as of January 28, 2006.

To Exhibit 23.1 Independent Auditors' Consent